Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8  (No. 333-230213, No. 333-213120, No. 333-216532, No. 333-223500, No. 333-225294, No. 333-237066 and No. 333-254090) and in the Registration Statements on Form S-3 (No. 333-227216, No. 333-234414 and No. 333-251254) of Protagonist Therapeutics, Inc. and in the related Prospectuses, as applicable, of our reports dated February 28, 2022, with respect to the consolidated financial statements of Protagonist Therapeutics, Inc., and the effectiveness of internal control over financial reporting of Protagonist Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Redwood City, California
February 28, 2022